Issuer Free Writing Prospectus, dated January 17, 2018
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated January 17, 2018
Registration Statement No. 333-202046

Toll Brothers Finance Corp.
$400,000,000 4.350% Senior Notes due 2028
Guaranteed on a Senior Basis by
Toll Brothers, Inc.
and Certain of its Subsidiaries
Pricing Term Sheet
This pricing term sheet to the Preliminary Prospectus Supplement dated January 17, 2018 (the “Preliminary Prospectus Supplement”) related to the offering of the notes described above should be read together with the Preliminary Prospectus Supplement, and the information incorporated by reference therein, before making an investment decision with regard to the notes. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent that it is inconsistent therewith. Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Toll Brothers Finance Corp.
Security:	4.350% Senior Notes due 2028
Principal Amount:	$400,000,000
Net Proceeds to Issuer Before Expenses:	$397,400,000
Maturity:	February 15, 2028
Coupon:	4.350%
Public Offering Price:	100.000% of the principal amount, plus accrued interest, if any, from January 22, 2018
Yield to Maturity:	4.350%
Benchmark Treasury:	UST 2.250% due November 15, 2027
Benchmark Treasury Price:	97-07
Benchmark Treasury Yield:	2.572%
Re-offer Spread:	177.8 bps
Optional Redemption:
Make-whole call at T+50 bps prior to November 15, 2027 (or, if greater, at 100% of the principal amount being redeemed), plus accrued and unpaid interest. On or after November 15, 2027, redeemable at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2018 (long first interest payment)
Trade Date:	January 17, 2018

Settlement:	T+3; January 22, 2018
Ratings*:	Ba1 (stable) (Moody’s) BB+ (stable) (S&P) BBB- (stable) (Fitch)
CUSIP:	88947E AT7
ISIN:	US88947EAT73
Joint Active Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC
Lead Manager:	PNC Capital Markets LLC
Co-Managers:
Capital One Securities, Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Citizens Capital Markets, Inc.
Comerica Securities, Inc.
Fifth Third Securities, Inc.
Regions Securities LLC
TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC that are incorporated by reference in the Preliminary Prospectus Supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Mizuho Securities USA LLC toll free at 1-866-271-7403, SunTrust Robinson Humphrey, Inc. toll free at 1-800-685-4786 or Wells Fargo Securities, LLC, toll free at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or other email system.

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